Hawaiian Electric 10.14
RELEASE, TRANSITION AND CONSULTING AGREEMENT

This RELEASE, TRANSITION AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of this    day of October, 2014, by and between Richard M. Rosenblum, residing at 2872 Pacific Heights Rd, Honolulu, HI 96816 (“Consultant”), and Hawaiian Electric Company, Inc., (the “Company”).

R E C I T A L S

A.	The Consultant has served the Company as its President and CEO.

B.	The Consultant will retire from the Company, effective January 5, 2015.

C.	Company will be transitioning to a new leadership, effective October 1, 2014.

D.
The Company wishes to obtain the benefit of Consultant’s executive advice during a period of transition by retaining him as a consultant for a period of six months immediately following his retirement date, and Consultant is willing to be so retained.

E.	The Company wishes to define and clarify the rights and obligations of the parties with respect to the aforementioned period.

NOW, THEREFORE, in consideration of the premises, Consultant and the Company (collectively, the “Parties”) hereby agree as follows.
A G R E E M E N T

1.RESIGNATION AND RETIREMENT.

(a)Employment and Resignation. Effective October 1, 2014, Consultant shall resign as CEO and President, and at that time Consultant agrees to resign from any and all positions held at or on behalf of Company. For the period from October 1, 2014 until his retirement on January 5, 2015, Consultant will continue as an “employee at will” and serve as special advisor to the Chairman of the Board, at his existing salary and benefits, including accrual of any rights under the Company’s Long-Term Incentive Plan (LTIP), Restricted Stock Unit Agreement (RSU Agreement) and Employee Incentive Compensation Plan (EICP). Company shall provide Consultant, while employed as an employee, reserved parking and office space (if the latter is so requested). Consultant will be permitted limited access to the Company’s intranet for purposes of email correspondence and for specific work assignments.

(b)Retirement Date. Effective January 5, 2015, Consultant shall retire from employment with the Company as an employee. Incident to such retirement, Consultant shall be entitled to any benefit and to exercise any right available to an employee who separates from service through voluntary retirement under the terms of the benefit and compensation plans of the Company and its affiliates in which Consultant is a participant. Notwithstanding the benefits outlined in Section 2 below, Consultant shall not be entitled to any severance payments under any established plan with the Company. Consultant’s membership in The Pacific Club will be transferred to him personally effective January 1, 2015 and all fees, expenses, charges and costs associated with membership thereafter shall be the sole responsibility of Consultant.

At his sole discretion, the Consultant, might retire on a date earlier than January 5, 2015. In the case where the Consultant retires from employment prior to January 5, 2015, then the Company will: (i) pay Consultant his base salary through the actual last day of employment; and (ii) grant Consultant credit for a full year of service in 2014 for purposes of incentive compensation awards. Consultant would then be eligible for the awards, if any, for the 2014 EICP and the applicable LTIPs.

2.ENGAGEMENT AS CONSULTANT. Consultant shall be engaged to provide consulting services to the Company, subject to the following terms and conditions.

(a)Term. The term of Consultant’s engagement under this Agreement shall be for a six (6) month period immediately following Consultant’s date of retirement, expected to be from January 6, 2015 through July 5, 2015, or such earlier date on which Consultant’s engagement is terminated in accordance with the terms of this Agreement (as stipulated or so modified, the “Termination Date”).

(b)	Fee and Payment.

(1)In consideration for his serving as a consultant, Consultant shall be paid a retainer and consulting fee (the “Fee”) which shall be equal to the proportionate amount of his annual 2014 base salary compensation as calculated on a monthly basis for each month he continues as Consultant. In addition, and provided this Consultancy has not been terminated for cause (as provided below),

a.	Consultant will continue to accrue RSU vesting during the six-month period of the Consultancy;

b.	Consultant will receive Company-paid coverage of comparable health insurance through Consultant’s birthdate of April 28, 2015.

(2)Provided that this Agreement has not been terminated without Cause by Consultant or with Cause by the Company (as “Cause” is defined in Section 3(b)(1), below), Consultant will receive a targeted bonus of $236,000, an amount equal to the proportionate amount of his 2014 targeted bonus on July 6, 2015, calculated pro rata for the six month period of the Consultancy, or as soon thereafter as is administratively feasible, but not later than 30 days after such date. Payment of the targeted bonus shall be contingent upon Consultant’s providing a Final Release to the Company, as defined in Section 5 below. If this Agreement is terminated with Cause by the Company or without Cause by Consultant, or if the requirement for a Final Release is not satisfied, then Consultant shall forfeit the targeted bonus payment.

(c)Services. In exchange for the Fee, Consultant shall provide up to 500 hours of consultation to the Company on demand. The matters on which the Company may request consultation may range from matters relating to Consultant’s industry expertise to more general subjects within Consultant’s knowledge. Consultant’s service as a consultant shall not exceed, on average, seven days in any month. In no event shall Consultant’s service exceed 500 hours for the six-month period commencing on Consultant’s retirement date, nor shall it exceed twenty percent (20%) of the average level of bona fide services performed by Consultant (as an employee or independent contractor) over the immediately preceding 36-month period.

(d)Reimbursements. The Company shall reimburse Consultant for travel and business expenses actually, reasonably and proximately incurred by Consultant in rendering consulting services to the Company under this Agreement. Such expenses shall not include expenses for equipment, such as computers, advertising, office rent, general or professional liability insurance, meals and entertainment, club or association dues or memberships, or expenses incurred by Consultant in employing other persons. Travel expenses shall be reimbursed only if authorization for the travel has been obtained from the Company in advance. The Company may condition reimbursement upon such documentary proof of expenses as it reasonably deems necessary.

(e)	Independent Contractor Status.

(1)No coverage under benefit plans. Consultant acknowledges that his engagement from and after January 6, 2015 (or earlier retirement date), shall be on an independent contractor basis, and not as an employee of the Company or any of its affiliates. Accordingly, Consultant acknowledges that he shall not be treated as a common law employee for payroll purposes during the term of this Agreement and shall not have the right to be provided benefits or to accrue further benefits on account of his engagement as a Consultant under any of the benefit plans maintained by the Company or its affiliates for employees, including, without limitation, the Hawaiian Electric Industries Retirement Savings Plan, the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries, any vacation or paid time off plan or policy of the Company, and any Worker’s Compensation or other disability plan or program of the Company, even if his status should be re-determined by the Internal Revenue Service or other regulatory agency as that of an employee.

(2)Terms and conditions of engagement. Except as otherwise specifically provided herein, Consultant shall control the manner and conditions under which his consulting services are provided. Without limiting the generality of the foregoing, Consultant

(A)	shall establish his own hours and place of work;

(B)	shall not have the right to participate in any training or workshops offered to employees unless doing so is necessary for Consultant’s assignment;

(C)	shall provide his own tools and facilities (e.g., desk, telephone, computer, and office space) and materials (e.g., office supplies and postage);

(D)	shall not receive secretarial or similar support from the Company, except to the extent incidental support is provided to Consultant at the convenience of the Company;

(E)	shall not be required to submit oral or written reports on a regularly scheduled basis (e.g., daily, weekly);

(F)	shall not be required to work full-time;

(G)
shall apply for a General Excise Tax (“GET”) license from the State of Hawaii and shall duly file and pay GET on the Fee, if applicable, subject to reimbursement by the Company pursuant to Section 2(e)(4);

(H)	shall be responsible for securing his own insurance coverage as may be required or desired for operating as an independent consultant.

If Consultant determines to hire employees, such employees shall be retained and their wages paid by Consultant himself; in no event and for no purpose shall such employees be treated as employees of the Company. Further, the Company will provide Consultant office space on an as needed basis when Consultant is performing work for the Company and the use of the office is incidental to said work. Consultant will be notified in advance when his attendance is required for meetings.

(3)Taxes. Except for applicable Hawaii GET related to services provided under this Agreement, which shall be the responsibility of the Company, all other taxes of every nature and kind levied on Consultant in relation to the services or benefits provided under this Agreement, including, without limitation, Federal and State net income taxes, shall be the responsibility of Consultant, and the Company shall have no obligation to Consultant for the same.

3.TERMINATION OF CONSULTANT’S ENGAGEMENT PRIOR TO TERMINATION DATE. Consultant’s engagement may be terminated by Company or Consultant prior to the Termination Date only pursuant to this Section 3.

(a)Termination without Cause. Either Party may terminate Consultant’s engagement as a consultant without Cause upon 30 days’ written notice to the other Party. Such termination shall be without prejudice to any other rights such terminating Party may have under this Agreement or applicable law.

(1)By Company. If the Company terminates Consultant’s engagement without Cause, the remainder of the Fee shall be paid to Consultant in a single sum as soon as administratively feasible but not later than thirty (30) days after Consultant’s satisfaction of the requirement for a Final Release.

(2)By Consultant. If Consultant terminates his engagement without Cause, then Consultant shall forfeit any remaining portion of the Fee, subject to Company’s right to waive such forfeiture in its sole discretion. In the event of such waiver, any remaining portion of the Fee may be paid to Consultant upon Consultant’s satisfaction of the requirement for a Final Release.

(b)	Termination for Cause by Company.

(1)For purposes of this Agreement, “Cause” shall mean:

(A)any act that constitutes a material violation of this Agreement or the Company’s written policies for its employees, officers, directors, and vendors;

(B)	engaging in conduct materially and demonstrably injurious to the
Company; or

(C)any act that violates Section 7 or 8 of this Agreement, provided that the Company specifically terminates the Consultant’s engagement for Cause within thirty (30) days from the date the Company has actual notice of such conduct or within such longer time as may be mutually agreed in writing by the Company and Consultant in order to afford the Company the opportunity for full review of the facts and circumstances.

(2)If the Company terminates the Consultant’s engagement for Cause, then Consultant shall forfeit any remaining portion of the Fee.

(c)	Termination for Good Reason by Consultant.

(1)For purposes of this Agreement, “Good Reason” shall mean termination by Consultant of Consultant’s engagement owing to:
(A)a material diminution in Consultant’s compensation under this Agreement, including the failure of the Company to pay any installment of the Fee when such installment is due, which failure is not cured within fifteen (15) days of written notification by Consultant; or
(B)any other action or inaction that constitutes a material breach by the Company of this Agreement, and which are not cured within thirty (30) days of written notice of such breach or breaches to the Company by the Consultant, provided that Consultant terminates his engagement for Good Reason within thirty (30) days of notice of such act or event.

(2)If the Consultant terminates his engagement for Good Reason, then Consultant shall be entitled to payment of the remaining portion of the Fee in the manner described in Section 2(b)(2), provided that Consultant executes the Final Release. Alternatively, Consultant may freely retain any claims that Consultant believes he may have against the Company, but in that event shall not be entitled to payment of any remaining portion of the Fee.

4.	RELEASE OF CLAIMS.

(a)General Release. As part of the consideration given to the Company for the benefits of this Agreement, Consultant, on behalf of himself and his successors and assigns, hereby releases the Company and its officers, directors, employees, agents and attorneys and any parent, subsidiary, affiliated or related companies and their respective successors and assigns (“Released Parties”) from all claims, demands, actions or other legal responsibilities of any kind which Consultant may have based on, or pertaining to his employment with the Company and the termination of such employment. THIS RELEASE IS A GENERAL RELEASE. This release (“Release”) includes, but is not limited to, any claims Consultant may have for wages, bonuses, equity compensation, or other compensation due other than claims for vested benefits as described herein, claims under the Age Discrimination in Employment Act arising on or before the date Consultant signs this Agreement, Title VII of the Civil Rights Act, as amended, which prohibits discrimination in employment based on race, color, sex, religion or national origin, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination. This Release also includes any contract or tort claims, and statutory claims of any kind, including but not limited to any claim due to intentional or negligent infliction of emotional distress, hostile workplace, wrongful discharge, violation of any public policy or statute, breach of any implied or express contract between the Company and Consultant, any policy of the Company or any remedy for any such claim or breach. Consultant understands that the release of claims set forth in this Section 4(a) covers both known and unknown claims. This Release shall survive the termination of this Agreement. Notwithstanding the foregoing, this Release does not cover (i) any claim that Consultant has or may in the future have for vested benefits under any of the Company’s employee welfare or pension benefit plans or (ii) any claim that Consultant has or may in the future have for indemnification under the Company’s articles of incorporation or by-laws, any indemnification agreement, or pursuant to applicable law.

(b)Right to Review and Revoke Release. Consultant acknowledges that he has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement and give the Release; that he has been encouraged to consult with an attorney before signing this Agreement, and that he has done so to the extent he so desires; and that he has freely elected to sign this Agreement on the date set forth below. This Agreement and the Release may be revoked by Consultant within the seven (7) calendar days following the date on which Consultant signed this Agreement by Consultant’s delivering a written, signed and dated notice of such revocation to the

Company within such seven (7) calendar day period. After the expiration of said seven (7) calendar days, the Release shall become final and irrevocable.

(c)Complete Bar to Suit. Consultant acknowledges that upon the Release becoming final and irrevocable, it shall act as a complete bar against any claim released by Consultant. Consultant promises that he shall never file a lawsuit or court action asserting any such released claim or permit any person to file such a claim on his behalf. Consultant warrants that he has not assigned to any other person or entity the claims which are the subject of the Release.

(d)Mutuality. The Company, on its own behalf and on behalf of its parents, subsidiaries, officers, directors, employees, and affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Consultant, as well as his trustees, agents, attorneys, insurers, employees, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Consultant’s Releasees,” from all claims, demands, actions or other legal responsibilities of any kind, which it now owns or holds or it has at any time heretofore owned or held or may in the future hold as against Consultant arising out of or in any way connected with Consultant’s service as an officer, director, employee and/or agent of Company or any Released Parties, his separation from his position as an officer, director, employee and/or agent of Company or any Released Parties, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever arising out of or in any way connected with Consultant’s service as an officer, director, employee and/or agent of Company, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Consultant or Consultant’s Releasees committed or omitted prior to the signing of this Agreement. Notwithstanding the foregoing, Company shall retain the right to assert any and all claims against Consultant or Consultant’s Releasees arising out of acts of willful misconduct or gross negligence that have materially harmed the Company’s business.

5.FINAL RELEASE OF CLAIMS. Prior to receiving any final payment of the Fee hereunder, Consultant shall re-execute this Agreement (the “Final Release”) releasing any claims that may have accrued in the period following the execution of this Agreement, and releases any claims Consultant may have based on, or pertaining to his engagement as a consultant with the Company and the termination of such engagement.

6.PROPERTY, DOCUMENTS AND RECORDS. All keys, apparatus, equipment and other physical property, and documents and records, whether in electronic, paper or other form, that are provided to Consultant by the Company or are otherwise made available, loaned or furnished to Consultant in connection with his prior employment or engagement as a Consultant by the Company shall be and remain the sole property of the Company, shall be used by Consultant solely for the benefit of the Company, and shall be returned to the Company immediately upon the termination of Consultant’s engagement or as and when requested by the Company.

7.NON-DISPARAGEMENT, CONFIDENTIALITY & COOPERATION. Both parties agree to refrain from making any disparaging remarks about one another to third parties. For purposes of this Agreement, the term “disparage” includes, but is not limited to, comments or statements to the press or media, to the Company’s employees, or to any individual or entity with whom the Company has a business relationship, and that could adversely affect the conduct of the business of the Company or its reputation.

Consultant specifically agrees to keep the terms of this Agreement completely confidential, except that the Consultant may discuss the Agreement with any governmental agency or Consultant’s attorney, accountant and immediate family, provided that they agree to keep the contents of this Agreement confidential. Consultant specifically agrees that because the degree of damages is difficult to calculate if Consultant breaches this confidentiality provision, the Company may seek immediate injunctive relief as well as other legal remedies as available.

Consultant further agrees to cooperate with the Company regarding any matters relating to Consultant’s prior employment with the Company and to notify the Company if Consultant is subpoenaed or called to speak about Consultant’s employment, and not to discuss Consultant’s employment without first notifying the Company and complying with this Agreement. Consultant agrees that he has not and will not remove or take any proprietary or confidential information from the Company and that Consultant has returned or will return all Company property as soon as possible, but no later than Consultant’s termination of employment with the Company.

8.	NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES; NON- COMPETITION.

(a)Non-Solicitation of Customers. Unless otherwise concurred to in writing by the Company’s Authorized Representative, during Consultant’s engagement by the Company under this Agreement and for a period of twelve (12) months thereafter, Consultant shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, contact any person or entity, which:

(1)is a customer or client of the Company or any of its affiliates as of the Termination Date; or

(2)has been a customer or client of the Company or any of its affiliates at any time within two (2) years prior to the Termination Date; or
(3)is a prospective customer or client that the Company or any of its affiliates is actively soliciting as of the Termination Date; for the purpose of providing or selling products or services similar to any of the products and services offered by the Company as of the Termination Date.

(b)Covenant Not to Solicit Employees. Unless otherwise concurred to in writing by the Company’s Authorized Representative, during Consultant’s engagement by the Company under this Agreement and for a period of twelve (12) months thereafter, Consultant shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:

(1)recruit, solicit or encourage any person to leave the employ of the Company or any of its affiliates; or

(2)hire or retain any employee of the Company or any of its affiliates as a regular employee, consultant, independent contractor or otherwise.

(c)Non-Competition. Consultant recognizes and acknowledges the competitive and proprietary nature of the business operations of the Company and its affiliates. During Consultant’s engagement with the Company, Consultant shall not, without the prior written consent of the Company, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business that competes with the business operations of the Company or any of its affiliates, except that (i) nothing contained herein shall preclude the Consultant from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that his holdings are less than five percent (5%) of the issued and outstanding capital stock of such business. Notwithstanding the foregoing and without limitation, and unless otherwise concurred to in writing by the Company’s Authorized Representative, Consultant shall not, directly or indirectly, participate in or represent any entity in: (a) the preparation and negotiation of contractual agreements with the Company or its affiliates; or (b) the preparation and management of any adjudicative proceeding (court, governmental or administrative) involving or against the Company or its affiliates.

9.EQUITABLE RELIEF. In addition to, and not in limitation of, any other remedy which may be available with respect to a breach of this Agreement by Consultant, the Company shall be entitled to equitable relief with respect to violations of Sections 6, 7 and 8, hereof. Such right to equitable relief shall survive the termination of this Agreement.

10.INDEMNIFICATION. Consultant agrees to indemnify, defend and hold the Released Parties harmless from and against any claim, demand, cause of action, lawsuit, damages or judgment asserted, filed or obtained by Consultant or any person acting on Consultant’s behalf with respect to any Claim subject to the Release, including costs and attorney fees, and further agree that they shall not bring, commence, institute, maintain or prosecute any action at law or proceeding in equity or any proceeding whatsoever based in whole or in part upon any Claim subject to the Release. Such right to indemnification shall survive the termination of this Agreement.

11.TAX EFFECTS. The Company makes no representation as to whether or not any payments received by Consultant hereunder will be treated as includible in or excludable from gross income for purposes of any tax.

12.WAIVERS. If any Party to this Agreement shall waive any breach of any provision of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be evidenced by signature transmitted by facsimile or by emailed scan, with original signatures to follow; provided, however, that if originals are not so provided, the signature transmitted by facsimile or emailed scan shall be for all purposes treated as an original signature.

14.GOVERNING LAW. This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Hawaii, without reference to its conflict of laws provisions. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the State of Hawaii, which shall have exclusive jurisdiction in any legal action that may arise under this Agreement.

15.HEADINGS, NUMBER AND GENDER. The headings are for the convenience of the parties, and shall not be considered in construing this Agreement. Feminine or neuter pronouns shall be substituted for those of masculine form or vice versa, and the plural shall be substituted for the singular number or vice versa, in the place or places herein where the context may require such substitution.

16.SEVERABILITY. If one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.

17.NOTICES. Any notice, consent, request or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. Such notice, consent, request or demand may be hand delivered, but if it is mailed to a Party, it shall be sent by electronic mail, United States mail, or other nationally recognized courier, postage prepaid, addressed to such Party’s last known address. The date of such mailing shall be deemed the date of notice, consent, request or demand.

Notices to Consultant shall be addressed as follows:

Richard M. Rosenblum
2872 Pacific Heights Rd
Honolulu, HI 96816

Notices to the Company shall be addressed as follows:

Constance H. Lau
Chairman of the Board & CEO
Hawaiian Electric Industries, Inc.
1001 Bishop Street, 30th Floor
Honolulu, HI 96813

18.AUTHORIZED REPRESENTATIVE. The Company’s Authorized Representative for purposes of this Agreement shall be the Company’s Chief Executive Officer or such other person as may be designated in writing by the Company’s Chief Executive Officer.

19.RESOLUTION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, except a violation of confidentiality under Section 7 above (for which the remedy to seek immediate injunctive relief shall be preserved), shall be resolved by submitting the issue to confidential and binding arbitration in Honolulu pursuant to the rules and procedures of Dispute Prevention & Resolution of Hawaii, each party to bear its/his/her own costs subject to the award of the arbitrator.

20.TIME IS OF THE ESSENCE. Time is of the essence with respect to all provisions of this Agreement specifying a time for performance, including Section 4.

21.ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties in respect of the subject matter described herein and supersedes any previous agreement. This Agreement may not be changed or modified except by an agreement in writing signed by the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Richard M. Rosenblum

Richard M. Rosenblum
Consultant

Dated: 10/1/14

HAWAIIAN ELECTRIC COMPANY, INC.

By /s/ Constance H. Lau
Its: Chairman of the Board

Dated: February 23, 2015, effective as of October 8, 2014

Re-executed and Final Release Agreed:

/s/ Richard M. Rosenblum
Richard M. Rosenblum
Consultant

Dated: 10/1/14